EXHIBIT 10.1




                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                           INTERNET PIONEERING, INC.,

                       GLOBAL MEDIA GROUP HOLDINGS, INC.,

                           IPI ACQUISITION SUB, INC.,

                               MICHAEL WEINBERGER,

                                       AND

                              HAMMONS FAMILY TRUST



                                  JUNE 12, 2006

                          AGREEMENT AND PLAN OF MERGER


         This AGREEMENT AND PLAN OF MERGER is made and entered into as of June 12, 2006 (the "Agreement"), by and among Global Media Group Holdings, Inc., a Delaware corporation ("Acquiror"), IPI Acquisition Sub, Inc, a Hawaii corporation and wholly-owned subsidiary of Acquiror ("Merger Sub"), Internet Pioneering, Inc., a Hawaii corporation (the "Company"), and Michael Weinberger and the Hammons Family Trust (collectively, the "Principal Shareholders"). Certain capitalized terms used in this Agreement are defined in Exhibit A hereto.

                                    RECITALS

         A. The Boards of Directors of Acquiror, Merger Sub and the Company each have determined that the acquisition of the Company by Acquiror through the statutory merger of Merger Sub with and into the Company (the "Merger") is in the best interests of their respective companies and shareholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have approved and adopted this Agreement and approved the transactions contemplated by this Agreement

         B. The Boards of Directors of Merger Sub and the Company have determined to recommend that the shareholders of Merger Sub and the Company adopt and approve this Agreement and approve the transactions contemplated by this Agreement.

         C. At the Effective Time of the Merger, and subject to the terms and conditions of this Agreement, all of the capital stock of the Company shall be converted into the right to receive the consideration set forth herein or cancelled as set forth in Section 3.1(a).

         D. The Company and the Principal Shareholders, on the one hand, and Acquiror and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE 1
                                   ---------

                                   THE MERGER

         1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time of the Merger, Merger Sub shall be merged with and into the Company, which shall be the Surviving Corporation (the "Surviving Corporation") in the Merger, and the separate existence of Merger Sub shall thereupon cease. The name of the Surviving Corporation shall remain "Internet Pioneering, Inc." Without limiting the generality of the foregoing, at the Effective Time of the Merger, all property, rights, powers, privileges and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. Immediately following the Effective Time of the Merger, the Surviving Corporation shall be a wholly-owned subsidiary of Acquiror.

         1.2 Closing; Effective Time of the Merger. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Carr & Ferrell LLP, 2200 Geng Road, Palo Alto, California 94303, at 10:00 a.m. local time on the next business day following satisfaction or waiver of all closing conditions set forth in Article 7, or such later date or time as the parties hereto may agree in writing (the "Closing Date"). In connection with the Closing, the parties hereto shall cause the Merger to be consummated by duly filing a properly executed articles of merger in substantially the form attached hereto as Exhibit B (the "Articles of Merger"), together with any required officers' certificates, with the Department of Commerce and Consumer Affairs of the State of Hawaii, in accordance with the relevant provisions of the Hawaii Revised Statutes ("Hawaii Law"). When used in this Agreement, the term "Effective Time of the Merger" shall mean the date and time at which the Articles of Merger has been accepted for filing by the Department of Commerce and Consumer Affairs of the State of Hawaii or such later time as is provided in the Articles of Merger.


                                   ARTICLE 2
                                   ---------

                            THE SURVIVING CORPORATION

         2.1 Certificate of Incorporation. At the Effective Time of the Merger, the articles of incorporation of the Company, as in effect immediately prior to the Effective Time of the Merger, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by Hawaii Law and such articles of incorporation; provided that as of the Effective Time of the Merger, the Company's articles of incorporation shall be amended substantially as set forth in Exhibit A to the Articles of Merger.

         2.2 Bylaws. The bylaws of the Company, as in effect immediately prior to the Effective Time of the Merger, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by Hawaii Law and such bylaws. The parties agree that prior to the Closing the bylaws of the Company shall be amended to provide for a three (3) person board of directors.

         2.3 Directors and Officers of Surviving Corporation. The directors of the Company shall resign effective as of the Effective Time of the Merger. At the Effective Time of the Merger the initial directors of the Surviving Corporation shall be Greg Fish and Michael Weinberger (with one vacancy) to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation, and the officers of Company immediately prior to the Effective Time of the Merger shall be the initial and only officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE 3
                                   ---------

                        EFFECT OF MERGER ON CAPITAL STOCK

         3.1      Effect of Merger on Capital Stock.
                  ---------------------------------

                  (a) At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of shares of the Company Stock, the outstanding shares of Company Stock will be cancelled and extinguished and be converted automatically into:

                           (i) the right to receive, upon surrender of the
certificate representing such shares of Company Stock (the "Certificate") that number of shares of Acquiror Common Stock equal to the lesser of (A) 1,166,667 shares or (B) the quotient determined by dividing the aggregate sum of $3,500,000 by the average "bid" price for the Acquiror's Common Stock for the ten (10) trading days immediately prior to the Closing Date (the "Initial Consideration"), plus

                           (ii) the contingent right to receive that number of
additional shares of Acquiror's Common Stock (the "Contingent Consideration") determined pursuant to this Section 3.1(a)(ii) as follows: (A) if on June 1, 2007 the most recent ten (10) day average "bid" price of Acquiror's Common Stock (the "Value Price") is equal to or greater than $2.50 per share, there shall be no Contingent Consideration, (B) if the Value Price on June 1, 2007 is equal to or greater than $2.00 per share but less than $2.50 per share, the Contingent Consideration shall equal 375,000 shares of the Acquiror's Common Stock, (C) if the Value Price on June 1, 2007 is equal to or greater than $1.50 per share but less than $2.00 per share, then the Contingent Consideration shall equal 825,000 shares of the Acquiror's Common Stock, (D) if the Value Price on June 1, 2007 is less than $1.50 per share, then the Contingent Consideration shall equal 1,150,000 shares of the Acquiror's Common Stock. For purposes hereof the Initial Consideration and any Contingent Consideration shall sometimes be collectively referred to as the "Total Consideration").

                  (b) The Initial Consideration and the Contingent Consideration (if any) to be delivered to each Company Shareholder shall be allocated among them on the basis of each Company Shareholder's Company Shareholder Pro Rata Portion.

                  (c) The Company, and on its behalf Acquiror and the Surviving Corporation, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Stock such amounts as may be required to be deducted or withheld there from under any provision of federal, state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are properly deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

                  (d) At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder thereof, each share of the common stock, par value $0.001 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into and continue as one share of the common stock of the Surviving Corporation.

         3.2 No Dissenting Shares(a) . A condition to the Closing and completion of the Merger is that all of the shareholders of Company Stock approve the Merger and agree to participate in the Merger such that no holder shall have a right to exercise dissenters' rights under Hawaii Law.

         3.3      Surrender of Certificates.
                  -------------------------

                  (a) The Chief Financial Officer of Acquiror, or an institution selected by Acquiror, shall serve as the exchange agent (the "Exchange Agent") for the Merger.

                  (b) Within three (3) business days following the Effective Time of the Merger, Acquiror shall make available to the Exchange Agent for exchange in accordance with this Article 3, the amount of the Initial Consideration payable pursuant to Section 3.1(a) hereof in exchange for outstanding shares of Company Stock.

                  (c) On or after the Closing Date (but in no event later than ten (10) business days after the Effective Time of the Merger), Acquiror shall or shall cause the Exchange Agent to, mail a letter of transmittal, in the form attached hereto as Exhibit C (the "Letter of Transmittal"), to each Company Shareholder at the address set forth opposite each such Company Shareholder's name on the Schedule 3.1(a) hereto. After receipt of such Letter of Transmittal, the Company Shareholders will surrender the certificates representing their shares of Company Stock to the Exchange Agent for cancellation together with a duly completed and validly executed Letter of Transmittal. Upon surrender of a stock certificate representing shares of the Company Stock for cancellation to the Exchange Agent, or such other agent or agents as may be appointed by Acquiror, together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, subject to the terms of
Section 3.3(e) hereof, the holder of such stock certificate shall be entitled to receive from the Exchange Agent in exchange therefor, the amount of the Initial Consideration to which such holder is entitled pursuant to Section 3.1(a) hereof, and all stock certificates so surrendered shall be cancelled. Until so surrendered, each stock certificate representing shares of Company Stock outstanding after the Effective Time of the Merger will be deemed from and for all corporate purposes thereafter, to evidence only the right to receive the portion of the Total Consideration for which such shares of Company Stock shall have been so exchanged. No payments or other distributions of any portion of the Total Consideration will be made until the holder of Company Stock surrenders his, her or its stock certificate(s) pursuant hereto.

                  (d) If any portion of the Total Consideration is to be issued in a name other than that in which the Company stock certificate surrendered in exchange therefor is registered, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the payment of any portion of the Total Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

                  (e) Notwithstanding anything to the contrary in this Section 3.3, neither the Exchange Agent, the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Company Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         3.4 No Further Ownership Rights in Company Stock. The payment of the Total Consideration paid in respect of the surrender for exchange of shares of Company Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Stock which were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, any stock certificates representing shares of Company Stock are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article 3.

         3.5 Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Company Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 3.1 hereof; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the Company Shareholder who is the owner of such lost, stolen or destroyed certificates to provide an indemnification agreement in a form and substance reasonably acceptable to Acquiror, against any claim that may be made against Acquiror or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

         3.6 Taking of Necessary Action; Further Action. If at any time after the Effective Time of the Merger, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Acquiror, Merger Sub, and the officers and directors of the Company, Acquiror and Merger Sub are fully authorized in the name of their respective Companies or otherwise to take, and will take, all such lawful and necessary action.


                                   ARTICLE 4
                                   ---------

  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPAL SHAREHOLDERS

         Except as specifically set forth in the disclosure schedule delivered by the Company to Acquiror at or prior to the execution of this Agreement (the "Company Disclosure Schedule"), the parts of which are numbered to correspond to the Section numbers of this Agreement provided that any disclosures made under the headings of one section of the Company Disclosure Schedule may apply to or qualify disclosure made under one or more other sections, the Company and each of the Principal Shareholders, hereby jointly and severally make the following representations and warranties to Acquiror and Merger Sub:

         4.1 Organization, Good Standing and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Hawaii, and has all requisite corporate power and authority to carry on its business as currently conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the nature of the business conducted by it except where the failure to so qualify would not have a Material Adverse Effect.

         4.2      Certificate of Incorporation and Bylaws; Records.
                  ------------------------------------------------

                  (a) The Company has delivered to Acquiror accurate and complete copies of: (i) the Company's articles of incorporation and bylaws, including all amendments thereto; (ii) the stock records of the Company; and
(iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the Shareholders, and any predecessor thereto, and the board of directors of the Company, and any predecessor thereto. There have been no meetings or other proceedings of the Shareholders, or any predecessor thereto, or the board of directors of the Company, or any predecessor thereto, that are not reflected in such minutes or other records.

                  (b) There has not been any violation of any of the provisions of the Company's articles of incorporation or bylaws or of any resolution adopted by the Shareholders or the Company's board of directors, and to the Knowledge of the Company no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation.

                  (c) The minute books of the Company (copies of which have been provided to Acquiror) are accurate, up to date and complete in all respects, and such minute books of the Company and any predecessor thereto are in the actual possession and direct control of the Company.

         4.3 Subsidiaries. The Company does not presently own or control, directly or indirectly, any interest in any other corporation, limited partnership, trust, association or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

         4.4 Authorization. The board of directors of the Company has, as of the date of this Agreement, unanimously (i) approved, subject to shareholder approval, this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the shareholders and is on terms that are fair to such shareholders and (iii) recommended that the shareholders approve this Agreement and the Merger. The affirmative vote of the holders of a majority of the outstanding Company Common Stock entitled to vote with respect to the Merger are the only votes of the holders of any class or series of Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby. Except for obtaining the approval of the Shareholders (which approval shall be obtained prior to the Closing), all corporate action on the part of the Company, its officers, and directors necessary for the authorization, execution and delivery of this Agreement and the Transaction Documents, the performance of all obligations of the Company hereunder and thereunder as of the Closing has been taken and this Agreement and the Transaction Documents, when executed and delivered, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject to: (a) laws limiting the availability of specific performance, injunctive relief and other equitable remedies; (b) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors' rights generally; and (c) limitations on the enforceability of any indemnification provisions contained in any of the Transaction Documents.

         4.5      Capitalization.
                  --------------

                  (a) As of immediately prior to the Initial Closing, the authorized capital stock of the Company consists of 1,000 shares of Common Stock. Schedule 3.1(a) hereto sets forth a complete and accurate list of all of shareholders of the Company and the number and class of stock of the Company each of them currently holds. All issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. All outstanding securities have been validly issued in compliance with all applicable state and federal securities laws.

                  (b) There are no other outstanding rights, options, warrants, preemptive rights, rights of first refusal or similar rights for the purchase or acquisition from the Company of any securities of the Company nor are there any commitments to issue or execute any such rights, options, warrants, preemptive rights or rights of first refusal. There are no outstanding rights or obligations of the Company to repurchase or redeem any of its securities.

         4.6 Material Agreements. The Company Disclosure Schedule sets forth a complete and accurate list of all material agreements or commitments of any nature (whether written or oral) to which the Company is a party or by which it is bound ("Material Agreements"), including without limitation:

                  (a) any agreement which requires future expenditures by the Company in excess of $10,000 or which might result in payments to the Company in excess of $25,000,

                  (b) any employment and consulting agreements, employee benefit, bonus, pension, profit-sharing, stock option, stock purchase and similar plans and arrangements,

                  (c) any distributor, sales representative or similar agreement,

                  (d) any agreement with any current or former shareholder, officer or director of the Company, or any "affiliate" or "associate" of the Company (as such terms are defined in the rules and regulations promulgated under the Securities Act of 1933), including without limitation any agreement or other arrangement providing for the furnishing or services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity,

                  (e) any agreement under which the Company is restricted from carrying on any business anywhere in the world,

                  (f) any agreement relating to indebtedness for borrowed money or guarantees thereof,

                  (g) any agreement for the disposition of a material portion of the Company's assets (other than for the sale of inventory in the ordinary course of business),

                  (h) any agreement relating to the sale, issuance, grant, exercise, award, purchase, repurchase, or redemption of any shares of the Company's capital stock or other securities or any options, warrants, or other rights to purchase or otherwise acquire any such shares of capital, other securities or options, warrants or other rights therefor,

                  (i) any agreement for the purchase, sale, lease, use, contribution or transfer of real or personal property,

                  (j) any agreement providing for the acquisition, disposition, transfer and/or license to or from the Company of any technology, intellectual property or other Proprietary Rights used in the Company's business,

                  (k) any agreement relating to the processing of credit card charges.

                  (l) any agreement of indemnification or warranty, and

                  (m) any agreement for the acquisition of the business or securities or other ownership interests of another party.

         All of the Material Agreements are valid, binding and in full force and effect in all material respects. Neither the Company, not, to the Company's knowledge, any other party thereto, is in default of any of its obligations under any of the Material Agreements nor will the consummation of the Merger result in a default of any of its obligations under any of the Material Agreements or permit the other parties thereto to demand the payment of a penalty or transfer fee or require the increase in any amounts payable by the Company thereunder.

         4.7 Further Actions. The Company has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $10,000 or, in the case of indebtedness and/or liabilities individually less than $10,000, in excess of $25,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of meeting the foregoing thresholds of $10,000 and $25,000, all indebtedness, liabilities, agreements, understandings, instruments, contracts, and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated. The Company is not a guarantor or indemnitor of any indebtedness of any other person or entity. Schedule 4.7 sets forth a complete and accurate description of all persons who are guarantors or indemnitors of any indebtedness or other obligation of the Company (the "Company Guarantors").

         4.8 Compliance with Other Instruments(a) . The Company is not in violation or default of any provision of its articles of incorporation or bylaws. The Company is not in violation or default of any provision of any instrument, mortgage, deed of trust, loan, contract, commitment, judgment, writ, decree, order or obligation to which it is a party or by which it or any of its properties or assets are bound. The Company is not in violation of any provision of any federal, state or local statute, rule or governmental regulation applicable to the Company. The execution, delivery and performance of and compliance with this Agreement and the Transaction Documents and the completion of the Merger will not result in any such violation, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, require any consent or waiver under any such provision (other than any consents or waivers that have been obtained and which are identified on the Company Disclosure Schedule), or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company pursuant to any such provision, or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations, or any of its assets or properties pursuant to any such provision.

         4.9      Intellectual Property.
                  ---------------------

                  (a) The Company owns, free and clear of any mortgage, pledge, security interest, encumbrance, charge, or other lien, whether arising by contract or by operation of law, or has a valid right to use, all Proprietary Rights used by it in its business as currently conducted or as currently proposed to be conducted. No other person or entity (other than licensors of Proprietary Rights or of software that is generally commercially available on similar terms to commercial licensees) has any rights to any of such Proprietary Rights and, to the Knowledge of the Company and the Principal Shareholders, no other person or entity is infringing, violating or misappropriating any of such Proprietary Rights that the Company owns or to which it has obtained exclusive licenses.

                  (b) To the Knowledge of the Company and the Principal Shareholders, none of the activities or business conducted by the Company or presently proposed to be conducted by the Company infringes, violates or constitutes a misappropriation of (or in the past infringed, violated or constituted a misappropriation of) any Proprietary Rights of any other person or entity. Notwithstanding the foregoing, none of the activities or business conducted by the Company or presently proposed to be conducted by the Company infringes, violates or constitutes a misappropriation of (or in the past infringed, violated or constituted a misappropriation of) any issued patents or registered trademarks of any other person or entity. The Company has not received any complaint, claim or notice alleging any such infringement, violation or misappropriation, and to the Knowledge of the Company and the Principal Shareholders, there is no basis for any such complaint, claim or notice.

                  (c) Schedule 4.9 of the Company Disclosure Schedule identifies each (i) patent that has been issued or assigned to the Company with respect to any of its Proprietary Rights, (ii) pending patent application that the Company has made with respect to any of its Proprietary Rights, (iii) copyright, trademark or service mark registration or application with respect to its Proprietary Rights, (iv) domain name registration or application with respect to its Proprietary Rights, and (v) mask work registration or application with respect to its Proprietary Rights.

                  (d) Schedule 4.9 of the Company Disclosure Schedule identifies each agreement (other than employee and consultant agreements concerning assignment of inventions) with a third party pursuant to which the Company obtains rights to Proprietary Rights material to the business of the Company as currently conducted or as currently proposed to be conducted (other than software that is generally commercially available on similar terms to all commercial licensees) that are owned by a party other than the Company. Other than license fees for software that is generally commercially available on similar terms to all commercial licenses, the Company is not obligated to pay any royalties or other compensation to any third party in respect of its ownership, use or license of any of its Proprietary Rights.

                  (e) The Company has taken reasonable precautions and actions, which are not less than those reasonable precautions and actions taken by other similarly situated entities in the industry, (i) to protect its rights in its Proprietary Rights and (ii) to maintain the confidentiality of its trade secrets, know-how and other confidential Proprietary Rights. To the Knowledge of the Company and the Principal Shareholders, there have been no acts or omissions by the officers, directors, shareholders, employees, independent contractors or other agents of the Company, which could materially compromise the rights of the Company in its Proprietary Rights, including without limitation the Company's ability to apply for or enforce appropriate legal protection of the Company's Proprietary Rights.

                  (f) All Proprietary Rights owned by the Company either: (i) have been created by employees of the Company within the scope of their employment by the Company or by independent contractors of the Company, each of whom has executed agreements expressly assigning all right, title and interest in such Proprietary Rights to the Company; or (ii) if created by parties other than employees or independent contractors of the Company, have been validly assigned to the Company. No portion of Proprietary Rights owned by the Company was jointly developed with any third party who has not validly assigned all right, title and interest therein to Company. To the Knowledge of the Company and the Principal Shareholders, no other person or entity (including without limitation any prior employer of any employee of the Company) has any right to, or interest in, any of the Proprietary Rights owned by the Company that is material to the business of the Company as currently conducted or as currently proposed to be conducted (other than software that is generally commercially available on reasonably similar terms to all commercial licensees).

                  (g) Neither the Company nor the Principal Shareholder is aware that any of its employees or independent contractors is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's or independent contractor's best efforts to promote the interest of the Company or that would conflict with the Company's business as now conducted. Neither the execution or delivery of this Agreement, nor the carrying on of the Company's business by the employees and independent contractors of the Company, nor the conduct of the Company's business as now conducted, will, to the Knowledge of the Company and the Principal Shareholders, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee or independent contractor is now obligated. It is not nor will be necessary to use any inventions of any of the Company's employees made prior to their employment by the Company that have not been previously assigned or licensed to the Company.

         4.10 Employees. Each employee of the Company and each consultant to the Company has executed a proprietary information agreement in substantially the form attached hereto as Schedule 4.10. To the Knowledge of the Company and the Principal Shareholders, no officer or key employee is in violation of any prior employee contract, proprietary information agreement or noncompetition agreement. No employees of the Company are represented by any labor union or covered by any collective bargaining agreement, nor to the Knowledge of the Company and the Principal Shareholders, are there any union organization activities pending or threatened by the Company's employees. There is no pending or, to the Knowledge of the Company and the Principal Shareholders, threatened labor dispute involving the Company and any group of its employees. To the Knowledge of the Company and the Principal Shareholders, the Company has complied in all material respects with all applicable state and federal equal opportunity, minimum wage, immigration, workforce reduction and other laws related to employment and termination of employment. Neither the Company nor the Principal Shareholders are aware that any officer, key employee or key consultant or that any group of key employees or consultants, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment or consultancy of any of the foregoing.

         4.11 Related Party Transactions. Except for agreements set forth in the Company Disclosure Schedule or otherwise explicitly contemplated hereby and by the Transaction Documents, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates or any affiliate thereof. No employee, officer, director or shareholder of the Company or member of his or her immediate family is indebted to the Company. There are no obligations of the Company to employees, officers, directors or shareholders of the Company (or commitments to make loans or extend or guarantee credit) other than for payment for services rendered, reimbursement for reasonable expenses incurred on behalf of the Company, and for standard employee benefits made generally available to all employees. No employee, officer or director of the Company or member of his or her immediate family is entitled to any bonus, acceleration of benefits or payment as the result of any change of control of the Company, any termination of employment or any other event or combination of events. To the Knowledge of the Company and the Principal Shareholders, no employee, officer or director of the Company or member of his or her immediate family has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, officers or directors of the Company and members of their immediate families may own stock in publicly traded companies (representing less than 2% of the outstanding stock of such company) that may compete with the Company. No member of the immediate family of any officer or director of the Company is directly or indirectly interested in any material contract with the Company.

         4.12 Litigation. There is no action, suit, proceeding or investigation pending or, to the Knowledge of the Company and the Principal Shareholders, currently threatened before any court, administrative agency, or other governmental body (nor, to the Knowledge of the Company and the Principal Shareholders, is there any basis for any such action, suit, proceeding or investigation) that might result, either individually or in the aggregate, in any Material Adverse Effect. The Company is not a party or subject to, and none of its assets is bound by, the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit or proceeding by the Company currently pending or that the Company intends to initiate.

         4.13 Title to Property and Assets. The Company has good and marketable title to all of its real property and other tangible assets that it owns free and clear of all mortgages, liens, loans and encumbrances, except liens for current taxes and assessments not yet due and minor liens and encumbrances which arise in the ordinary course of business and which do not, in any case, in the aggregate, materially detract from the value or use of the property subject thereto or materially impair the operations of the Company. With respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of all liens, claims or encumbrances.

         4.14 Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted, the lack of which would have a Material Adverse Effect, and the Company believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as it is currently planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

         4.15     Insurance.
                  ---------

                  (a) Schedule 4.15 of the Company Disclosure Schedule accurately sets forth, with respect to each insurance policy maintained by or at the expense of, or for the direct or, to the Knowledge of the Company and the Principal Shareholders, indirect benefit of, the Company: (i) the name of the insurance carrier and the policy number of such policy; (ii) a description of the coverage provided by such policy ; (iii) the annual premium payable with respect to such policy, and the cash value (if any) of such policy; and (iv) a description of any claims pending, and any claims that have been asserted in the past, with respect to such policy. Prior to Closing, the Company will deliver to Acquiror accurate and complete copies of all of the insurance policies identified in Schedule 4.15 of the Company Disclosure Schedule (including all renewals thereof and endorsements thereto).

                  (b) Each of the policies identified in Schedule 4.15 of the Company Disclosure Schedule is valid, enforceable and in full force and effect. The nature, scope and dollar amounts of the insurance coverage provided by said policies comply with all insurance coverage requirements of the Company Contracts.

                  (c) There is no pending claim under or based upon any of the policies identified in Schedule 4.15 of the Company Disclosure Schedule, and to the Knowledge of the Company and the Principal Shareholders, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.

         4.16 Employee Benefit Plans. The Company does not have any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974.

         4.17 Tax Returns, Payments, and Elections. The Company has filed all tax returns and reports (federal, state, and local) as required by law, and such returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due. The Company has not elected pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), to be treated as a Subchapter S corporation or a collapsible corporation pursuant to
Section 1362(a) or Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a Material Adverse Effect. The Company has withheld or collected from each payment made to its employees the amount of all taxes (including without limitation, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.

         4.18 Financial Statements. The Company has made available to the Acquiror its unaudited balance sheet as at December 31, 2004 and 2005 and unaudited statement of income and cash flows for the twelve months ending December 31, 2004 and 2005 (collectively, the "Financial Statements"), copies of which are attached hereto as Schedule 4.18. The Financial Statements, together with the notes thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as disclosed therein, and present fairly the financial condition and position of the Company as of December 31, 2004 and 2005 and the Statement Date; provided, however, that the unaudited financial statements are subject to normal recurring year-end audit adjustments (which are not expected to be material either individually or in the aggregate), and do not contain all footnotes required under generally accepted accounting principles. The Company is currently finalizing its unaudited interim balance sheet at April 30, 2006 and its unaudited consolidated statement of income and cash flows for the four month period ending on that date (the "Interim Financial Statements") and agrees to provide the same to Acquiror as soon as reasonably practicable after the Effective Time of the Merger.

         4.19 Changes. To the Knowledge of the Company and the Principal Shareholders, since the Statement Date there has not been:

                  (a) Any change in the assets, liabilities, financial condition, prospects or operations of the Company from that reflected in the Financial Statements, other than changes in the ordinary course of business, none of which individually or in the aggregate has had or is reasonably expected to have a material adverse effect on such assets, liabilities, financial condition, prospects or operations of the Company;

                  (b) Any resignation or termination of any officer, key employee or group of employees of the Company;

                  (c) Any material change, except in the ordinary course of business, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise;

                  (d) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, business or prospects or financial condition of the Company;

                  (e) Any waiver by the Company of a valuable right or of a material debt owed to it;

                  (f) Any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder;

                  (g) Any labor organization activity related to the Company;

                  (h) Any sale, assignment, or exclusive license or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

                  (i) Any change in any material agreement to which the Company is a party or by which it is bound which materially and adversely affects the business, assets, liabilities, financial condition, operations or prospects of the Company;

                  (j) Any other event or condition of any character that, either individually or cumulatively, has materially and adversely affected the business, assets, liabilities, financial condition, prospects or operations of the Company; or

                  (k) Any arrangement or commitment by the Company to do any of the acts described in subsection (a) through (j) above.

         4.20 Registration Rights; Voting Rights. The Company has not granted or agreed to grant, and is not under any obligation to provide, any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may be issued subsequently, and (b) the Knowledge of the Company and the Principal Shareholders, no shareholder of the Company has entered into any agreement with respect to the voting of equity securities of the Company.

         4.21 Disclosure. The Company has fully provided the Acquiror with all the information that the Acquiror has requested and all information that the Company believes is reasonably necessary to enable such Acquiror to enter into the transactions contemplated hereby. Neither this Agreement nor any Transaction Document nor any Exhibit or Schedule (including the Company Disclosure Schedule) hereto or thereto, nor any certificate furnished to any of the Acquiror by the Company in connection with the transaction contemplated by this Agreement, when read together, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, when read together, in light of the circumstances under which such statements were made, not misleading.

         4.22 Environmental Matters. There is no pending or, to the best Knowledge of the Company or the Principal Shareholders, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any governmental entity, relating to environmental matters involving the Company, including without limitation those arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety, or the environment, which violation would have a Material Adverse Effect. The Company is not in violation of any applicable federal, state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment, which violation would have a Material Adverse Effect.

         4.23 Executive Summary. The Executive Summary dated April 2006 (the "Executive Summary") previously delivered to the Acquiror has been prepared in good faith by the Company and does not contain any untrue statement of a material fact nor do they omit to state a material fact necessary to make the statements made therein not misleading, except that with respect to projections contained in the Business Plan, the Company represents only that such projections were prepared in good faith and that the Company reasonably believes there is a reasonable basis for such projections. The Company does not warrant that it will achieve such projections, nor has it assumed any obligation to the Acquirors to update such projections.

         4.24 Brokers. Neither the Company nor any shareholder has agreed or become obligated to pay, or taken any action that likely would result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

         4.25 Shareholder Information. The information furnished on or in any document mailed, delivered or otherwise furnished to shareholders by the Company in connection with the solicitation of their consent to this Agreement and the Merger, will not contain, at or prior to the Effective Time of the Merger, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made not misleading.


                                   ARTICLE 5
                                   ---------

            REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

         The Acquiror and Merger Sub hereby represent and warrant to Company as of the date hereof and as of the Effective Time of the Merger as follows:

         5.1 Due Organization; Good Standing; Authority; Binding Nature of Agreements.

                  (a) Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to enter into and perform its obligations under the Transaction Documents to which it is a party. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Hawaii, and has all necessary corporate power and authority to enter into and perform its obligations under the Transaction Documents to which it is a party.

                  (b) Merger Sub has been recently formed for the purpose of effecting the Merger and has not conducted any business except in connection with preparation for the Merger. Acquiror owns all of the issued and outstanding capital stock of Merger Sub.

                  (c) The execution, delivery and performance of each of the Transaction Documents to which it is a party have been duly authorized by all necessary action on the part of each of Acquiror and Merger Sub, their respective boards of directors, and the sole shareholder of Merger Sub. No vote of Acquiror's shareholders is needed to approve the Merger.

                  (d) Each of the Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms and conditions.

         5.2 Non-Contravention; Consents. Neither the execution and delivery of this Agreement or the Transaction Documents to which Acquiror or Merger Sub, as the case may be, is a party, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time) contravene, conflict with or result in a violation of (i) any of the provisions of Acquiror's or Merger Sub's respective articles of incorporation, articles of incorporation or bylaws, or (ii) any resolution adopted by Merger Sub's shareholder, Acquiror's or Merger Sub's board of directors or any committee of Acquiror's or Merger Sub's board of directors, or Acquiror's shareholders. With the exception of the filing of the Articles of Merger in the State of Hawaii and any necessary filings pursuant to federal and state securities laws or the rules of other governmental bodies, Acquiror and Merger Sub will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions.

         5.3 Brokers. Acquiror has not agreed or become obligated to pay, or taken any action that likely would result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

         5.4 Litigation. There is no action, suit, proceeding or investigation pending or, to the Knowledge of Acquiror, currently threatened before any court, administrative agency, or other governmental body (nor, to the Knowledge of Acquiror, is there any basis for any such action, suit, proceeding or investigation) that might result, either individually or in the aggregate, in any Material Adverse Effect. Acquiror is not a party or subject to, and none of its assets is bound by, the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit or proceeding by Acquiror currently pending or that Acquiror intends to initiate.

         5.5 Financial Statements. Acquiror has made available to the Company:
(a) its audited balance sheet as at December 31, 2005 and audited statement of operations and cash flows for the twelve days ending December 31, 2005, and (b) its unaudited interim balance sheet as at March 31, 2006 and its unaudited consolidated statement of income and cash flows for the three month period ending on March 31, 2006 (collectively, the "Acquiror Financial Statements"). The Acquiror Financial Statements, together with the notes thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as disclosed therein, and present fairly the financial condition and position of the Company as of March 31, 2006; provided, however, that the unaudited financial statements are subject to normal recurring year-end audit adjustments (which are not expected to be material either individually or in the aggregate), and do not contain all footnotes required under generally accepted accounting principles.

         5.6 Changes. To the Knowledge of Acquiror, since the Statement Date there has not been:

                  (a) Any change in the assets, liabilities, financial condition, prospects or operations of Acquiror from that reflected in the Financial Statements, other than changes in the ordinary course of business, none of which individually or in the aggregate has had or is reasonably expected to have a material adverse effect on such assets, liabilities, financial condition, prospects or operations of Acquiror;

                  (b) Any resignation or termination of any officer, key employee or group of employees of Acquiror;

                  (c) Any material change, except in the ordinary course of business, in the contingent obligations of Acquiror by way of guaranty, endorsement, indemnity, warranty or otherwise;

                  (d) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, business or prospects or financial condition of Acquiror;

                  (e) Any waiver by Acquiror of a valuable right or of a material debt owed to it;

                  (f) Any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder;

                  (g) Any labor organization activity related to Acquiror;

                  (h) Any sale, assignment, or exclusive license or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

                  (i) Any change in any material agreement to which Acquiror is a party or by which it is bound which materially and adversely affects the business, assets, liabilities, financial condition, operations or prospects of Acquiror;

                  (j) Any other event or condition of any character that, either individually or cumulatively, has materially and adversely affected the business, assets, liabilities, financial condition, prospects or operations of Acquiror; or

                  (k) Any arrangement or commitment by Acquiror to do any of the acts described in subsection (a) through (j) above.

         5.7 Disclosure. Acquiror has fully provided the Company with all the information that the Company has requested and all information that Acquiror believes is reasonably necessary to enable the Company to enter into the transactions contemplated hereby. Neither this Agreement nor any Transaction Document nor any Exhibit or Schedule hereto or thereto, nor any certificate furnished to the Company by the Acquiror in connection with the transaction contemplated by this Agreement, when read together, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, when read together, in light of the circumstances under which such statements were made, not misleading.


                                   ARTICLE 6
                                   ---------

                              ADDITIONAL AGREEMENTS

         6.1 Additional Agreements. In case at any time after the Effective Time of the Merger any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of Acquiror and the Company (or of the Surviving Corporation on behalf of the Company) are authorized to take all such necessary action.

         6.2 Conduct of Business by the Company Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time of the Merger, the Company covenants and agrees that, unless Acquiror shall otherwise agree in writing or as required or permitted under this Agreement, the Company shall conduct its business only in, and the Company shall not take any action except in the Ordinary Course of Business or as otherwise necessary or desirable to carry out the purposes of this Agreement; and the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement the Company shall not, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time of the Merger, directly or indirectly do, or propose to do, any of the following without the prior written consent of Acquiror (not to be unreasonably withheld):

                  (a) amend or otherwise change the Company's articles of incorporation or bylaws;

                  (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of Company Stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Company Stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company, any subsidiary or any of its Affiliates (except the exercise of currently outstanding options and warrants in accordance with their terms);

                  (c) sell, pledge, dispose of or encumber any assets or inventory of the Company or of any subsidiary or take any action that would reasonably be expected to result in any damage to, destruction or loss of any material asset of the Company (whether or not covered by insurance);

                  (d) except as is contemplated by the applicable award agreement or employee plan, accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or restricted stock granted under any employee plan, or authorize cash payments in exchange for any options granted under any of such plans;

                  (e) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its common stock, (ii) split, combine or reclassify any of its common stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its common stock, (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of a subsidiary, except in accordance with preexisting commitments as of the date hereof, or propose to do any of the foregoing;

                  (f) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any company, corporation, partnership or other business organization or division thereof, or enter into or amend any contract, agreement, commitment or arrangement to effect any such acquisition, (ii) incur any indebtedness for borrowed money (other than in the Ordinary Course of Business) or issue any debt securities or assume, guarantee or endorse (other than checks in the Ordinary Course of Business) or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances; (iii) to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Entity; (iv) to enter into or amend any material agreement or contract which provides for the sale, license, or purchase by the Company or any of its subsidiaries of assets; (v) authorize any capital expenditures or purchase of fixed assets which are individually in excess of $10,000 or, in the aggregate, in excess of $25,000; or (vi) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 6.2(f);

                  (g) increase the compensation or fringe benefits payable or to become payable to its officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or employee, or, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law or as expressly contemplated by this Agreement, or terminate any employee of the Company;

                  (h) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

                  (i) make any material Tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations;

                  (j) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payment, discharge or satisfaction in the Ordinary Course of Business;

                  (k) engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that could reasonably be expected to delay the consummation of, or otherwise adversely affect, any of the Transactions;

                  (l) undertake any revaluation of any of the Company's or any subsidiary's assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the Ordinary Course of Business or in accordance with GAAP; or

                  (m) take, or agree in writing or otherwise to take, any of the actions described in Sections 6.2(a) through (l).

         6.3      Shareholder Approval.
                  --------------------

                  (a) Promptly after the date hereof, the Company will take all action necessary in accordance with Hawaii Law and its articles of incorporation and bylaws to (i) convene a special meeting of the shareholders (the "Shareholder Meeting") to be held as promptly as practicable for the purpose of voting upon approval of the principal terms of the Agreement and the Merger; or
(ii) secure the written consent of the shareholders (the "Shareholder Consent") for the purpose of permitting the shareholders to consider and to vote upon approval of the principal terms of the Agreement and the Merger.

                  (b) The Board of Directors of the Company shall recommend that the shareholders approve the principal terms of this Agreement and the Merger.

         6.4 Consents; Approvals. The Company and Acquiror shall coordinate and cooperate with one another and shall each use their reasonable best efforts to obtain (and shall each refrain from taking any willful action that would impede obtaining) all consents, waivers, approvals, authorizations or orders (including, without limitation, all rulings, decisions or approvals by any Governmental Body), and the Company and Acquiror shall make all filings (including, without limitation, all filings with governmental bodies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Acquiror and the consummation by them of the Transactions, excepting only those merger notification filings with foreign jurisdictions for which the failure to file would not have a material adverse effect on the transactions contemplated hereby. The Company and Acquiror shall furnish all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any Governmental Body in connection with the Transactions.

         6.5 Notification of Certain Matters. The Company shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate such that the conditions to closing set forth in Section 7.2(a) and 7.3(a), as the case may be, shall not be met and (ii) any failure of the Company, Acquiror or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the conditions to closing set forth in Section 7.2(a) and 7.3(a), as the case may be, shall not be met;

provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         6.6 Public Announcements. The Company shall not issue any press release or make any public statement with respect to the Merger or this Agreement. Acquiror may elect at any time after the Effective Time of the Merger to issue a press release or make a public statement with respect to the Merger or this Agreement; provided, however, that Acquiror will use reasonable efforts to consult with the Company prior to issuing the initial press release regarding the Merger; provided, further, that the Acquiror may issue a press release or make a public statement with respect to the Merger or this Agreement prior to the Effective Time of the Merger if required under applicable securities laws; provided that Acquiror will use reasonable efforts to consult with the Company prior to issuing such press release or public statement. Each of Acquiror and the Company shall make all necessary filings with governmental bodies and shall promptly provide the other party with copies of filings made by such party between the date hereof and the Effective Time of the Merger.

         6.7 Conveyance Taxes. Acquiror and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time of the Merger.

         6.8 Access to Information. Subject to currently existing contractual and legal restrictions applicable to the Company or any of its subsidiaries, the Company shall, and shall cause each of its subsidiaries to, afford to the accountants, counsel, financial advisors and other representatives of Acquiror reasonable access to, and permit them to make such inspections as they may reasonably require of, during the period from the date of this Agreement through the Effective Time of the Merger, all of their respective properties, books, contracts, commitments and records (including accounting records and Tax Returns and the work papers of independent accountants, if available and subject to the consent of such independent accountants). During such period, the Company shall
(i) furnish promptly to Acquiror a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, (ii) furnish promptly to Acquiror all other information within its possession concerning its business, properties and personnel as Acquiror may reasonably request and (iii) promptly make reasonably available to Acquiror all personnel of the Company and its subsidiaries knowledgeable about matters relevant to such inspections. No investigation pursuant to this Section 6.8 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

         6.9 Provision of Working Capital Post-Closing. Within thirty (30) days after the Effective Time of the Merger, which can be reasonably extended with both parties agreement, Acquiror shall contribute to the Company not less than $200,000 in cash. Within six months after the Effective Time of the Merger, Acquiror shall contribute additional capital into the Company such that its total investment pursuant to this section shall equal not less than $375,000. In addition, $500,000 of working capital will be made available to Company by Acquiror following the successful completion of the SB-2 offering to be made by Acquiror. The cash contributed into the Company shall be used to fund the

Company's working capital requirements (including the repayment of those obligations to existing shareholders of the Company set forth on Exhibit 6.9 hereto).

         6.10 Post-Closing Release of Company Guarantors. As soon as reasonably practicable after the Effective Time of the Merger, Acquiror shall use its reasonable best efforts to have the personal guarantees of the Company Guarantors released and, if necessary, replaced by the corporate guarantee of the Acquiror


                                   ARTICLE 7
                                   ---------

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the Merger of the following conditions:

                  (a) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

                  (b) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the shareholders as required by Hawaii Law and the Company's articles of incorporation.

         7.2 Additional Conditions to Acquiror's and Merger Sub's Obligation to Consummate the Merger. Acquiror's and Merger Sub's obligations to consummate the Merger and to take the other actions required to be taken by Acquiror and Merger Sub at the Closing is subject to the satisfaction of each of the following conditions (any of which may be waived by Acquiror, in whole or in part):

                  (a) Acquiror shall have received the following documents:

                           (i) the opinion letter from Mike L. Hair, Esq.,
counsel to the Company, dated as of the Closing Date, in substantially the form attached hereto as Exhibit D;

                           (ii) a certificate, duly executed by the Company and
all of the Principal Shareholders, certifying that (A) each of the representations and warranties made by the Company and the Principal Shareholders in this Agreement and in the other Transaction Documents is accurate in all respects as if made as of the date of Closing, (provided that such representations and warranties which are by their express provisions made as of a specific date need to be accurate only as of such specific date), except to the extent that any failures of such representations and warranties to be accurate, in the aggregate, would not have, or reasonably be expected to have, a Material Adverse Effect (disregarding for these purposes any materiality or material adverse effect qualifications therein contained), (B) each of the covenants and obligations that the Company is required to have complied with or performed pursuant to this Agreement or any of the other Transaction Documents at or prior to the Closing has been duly complied with and performed in all material respects, and (C) each of the conditions set forth in this Section 7.2 has been satisfied in all respects; and

                           (iii) copies of resolutions of the board of directors
of the Company, certified by the Secretary of the Company, authorizing the execution, delivery and performance of the Transaction Documents to which the Company is a party and the Transactions, and copies of resolutions of the meeting of shareholders of the Company (or written consent in lieu thereof), certified by the Secretary of the Company, authorizing the Transactions by the unanimous vote or consent of the shareholders; and

                           (iv) such other documents as Acquiror may reasonably
request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by the Company, (ii) evidencing the compliance by the Company, or the performance by the Company of, any covenant or obligation set forth in this Agreement, (iii) evidencing the satisfaction of any condition set forth in Section 7.1 or this Section 7.2, or (iv) otherwise facilitating the consummation or performance of any of the Transactions.

                  (b) Since the date of this Agreement, there shall not have occurred any event or action that results in a Material Adverse Effect.

                  (c) All necessary third party consents for the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company and copies thereof shall have been delivered to Acquiror.

                  (d) Each of the representations and warranties made by the Company and the Principal Shareholders in the Agreement are true and accurate in all respects as of the Closing (provided that such representations and warranties which are by their express provisions made as of a specific date need be accurate only as of such specific date), except to the extent that any failures of such representations and warranties to be accurate, on the aggregate, would not have, or reasonably be expected to have, a Material Adverse Effect (disregarding for these purposes any materiality or material adverse effect qualifications therein contained); and all covenants and obligations that the Company is required to have complied with or performed pursuant to this Agreement or any of the Transaction Documents at or prior to Closing have been duly complied with or performed in all material respects.

                  (e) The Company shall have executed and delivered all Transaction Documents to which the Company it is a party.

                  (f) Acquiror shall have executed copies of the employment agreements with each of Michael Weinberger and Hammons Family Trust in the forms attached hereto as Exhibits E-1 and E-2, respectively (the "Employment Agreements").

                  (g) The Company's bylaws shall have been amended to provide for a three (3) person board of directors and the board shall be comprised of Greg Fish and Michael Weinberger (with one vacancy).

                  (h) The business of the Company shall have been conducted in all material respects only in the Ordinary Course of Business consistent with past practice and the Company shall not have taken any of the actions set forth in Section 6.2 hereof except as contemplated by this Agreement or with the prior written consent of the Acquiror.

                  (i) The holders of 100% of the outstanding shares of Company Stock shall have voted to adopt and approve the principal terms of this Agreement and the Merger.

         7.3 Additional Conditions to the Company's Obligation to Consummate the Merger. The Company's obligation to consummate the Merger and to take the other actions required to be taken by the Company at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

                  (a) The Company shall have received the following documents:

(i) a certificate, duly executed by Acquiror, certifying that (A) each of the representations and warranties made by Acquiror in this Agreement and in the other Transaction Documents is accurate in all respects as if made as of the date of the Closing (provided that such representations and warranties which are by their express provisions made as of a specific date need to be accurate only as of such date specific date), except to the extent that any failures of such representations and warranties to be accurate, in the aggregate, would not have, or reasonably be expected to have a material adverse effect on Acquiror (disregarding for these purposes any materiality or material adverse effect qualifications therein contained), (B) each of the covenants and obligations that Acquiror is required to have complied with or performed pursuant to this Agreement or any of the other Transaction Documents at or prior to the Closing has been duly complied with and performed in all material respects, and (C) each of the conditions set forth in this
Section 7.3 has been satisfied in all respects; and

                           (ii) such other documents as the Company may request
in good faith for the purpose of (A) evidencing the accuracy of any representation or warranty made by Acquiror and Merger Sub, (B) evidencing the compliance by Acquiror and Merger Sub with, or the performance by Acquiror and Merger Sub of, any covenant or obligation set forth in this Agreement or any of the other Transaction Documents, (C) evidencing the satisfaction of any condition set forth in Section 7.1 or this Section 7.3, or (D) otherwise facilitating the consummation or performance of any of the Transactions.

                  (b) Each of Acquiror and Merger Sub shall have executed and delivered all Transaction Documents to which it is a party.

                  (c) The Company and each of Michael Weinberger and Hammons Family Trust shall have executed the relevant Employment Agreement.

                  (d) All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Acquiror and Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by each of them respectively of the transactions contemplated hereby shall have been obtained and made by the Acquiror and Merger Sub.

                  (e) Each of the representations and warranties made by the Acquiror in the Agreement are true and accurate in all respects as of the Closing (provided that such representations and warranties which are by their express provisions made as of a specific date need to be accurate only as of such date specific date), except to the extent that any failures of such representations and warranties to be accurate, in the aggregate, would not have, or reasonably be expected to have a material adverse effect on Acquiror (disregarding for these purposes any materiality or material adverse effect qualifications therein contained), and all covenants and obligations that the Acquiror is required to have complied with or performed pursuant to this Agreement or any of the Transaction Documents at or prior to Closing have been duly complied with or performed in all material respects.


                                   ARTICLE 8
                                   ---------

                          INDEMNIFICATION; TAX MATTERS

         8.1 Survival of Representations, Etc. The representations and warranties of the Company and the Principal Shareholders contained herein, and accordingly the indemnification obligations provided in Section 8.2 below, shall survive the Closing Date for a period of eighteen (18) months from the Closing Date; provided, however, that (a) the Company's representations and warranties set forth in Section 4.17 ("Tax Returns, Payments, and Elections") and Section
4.22 ("Environmental Matters") (collectively, the "Surviving Representations") shall survive the Closing until the expiration of the applicable statute of limitations (including any waivers or extensions thereof), and (b) the representations and warranties of the Company and the Principal Shareholders set forth in Section 4.5 ("Capitalization") shall survive the Closing in perpetuity; and provided, further, that the Company's representation and warranties shall apply without limitation in the event of a fraudulent breach by the Company or Company Shareholder. If a Claim Notice meeting the requirements of Section 8.3 below has been given prior to the expiration of the applicable representations and warranties by a party in whose favor such representations and warranties were made, then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved.

         8.2      Indemnification.
                  ---------------

                  (a) Each of the Principal Shareholders shall severally, and not jointly, as further specified below, indemnify the Acquiror and its, respective officers, directors, employees, shareholders, partners and agents as the case may be ("Indemnified Parties") against, and hold each Indemnified Party harmless from, any damage, claim, loss, cost, liability or expense, including without limitation, interest, penalties, attorneys' fees and expenses of investigation and defense and diminution in value (collectively "Damages") incurred by such Indemnified Party, that arise out of or in connection with, or result from the breach of any warranty or representation of the Company contained in this Agreement or in any agreement, certificate or other instrument delivered by the Company pursuant to this Agreement or any breach or non-performance by the Company of any of its covenants or agreements contained in this Agreement. Each Principal Shareholder will contribute an amount based on their Pro-Rata Share of the claim amount.

                  (b) The term "Damages" as used in this Section 8.2 is not limited to matters asserted by third parties against Indemnified Parties, but includes Damages actually incurred or sustained by such Indemnified Parties in the absence of third-party claims, and payments by the Indemnified Party shall not be a condition precedent to recovery. The amount of any Damages for which indemnification is provided under this ARTICLE VIII shall be reduced by any related recoveries actually received by the Indemnified Party under insurance policies and any tax benefits actually received by the Indemnified Party or any of its affiliates on account of the matter resulting in such Damages or the payment of such Damages and shall be increased to compensate the Indemnified Party or any of its affiliates for any tax payable as a result of such indemnification payment.

         8.3      Notice of Claim.
                  ----------------

                  (a) Any Indemnified Party seeking indemnification hereunder shall, within the relevant limitation period provided for in Section 8.1 above, give to the person obligated to provide indemnification under this Article VIII (an "Indemnitor") a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any claims for indemnification hereunder. For avoidance of doubt, a Claim Notice with respect to a Third Party Claim may only be made based on an actual or threatened claim received from a Third Party.

                  (b) The Indemnitor shall have thirty (30) days after the giving of any Claim Notice pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice and to pay such amount to such Indemnified Party in immediately available funds, or (ii) to provide such Indemnified Party with notice that it disagrees with the amount or method of determination set forth in the Claim Notice (the "Dispute Notice"), which notice shall include the basis, with reasonable specificity, of the objection.

                  (c) Within fifteen (15) days after the giving of the Dispute Notice, representatives of Indemnitor and such Indemnified Party shall negotiate in a bona fide attempt to resolve the matter. In the event that the controversy is not resolved within thirty (30) days of the giving of the Dispute Notice, the parties shall proceed to binding arbitration construed in accordance with the Federal Arbitration Act, 9 U.S.C. Section 1, et seq. pursuant to the following procedures:

                           (i) Any party may send another party written notice
identifying the matter in dispute and invoking the procedures of this Subsections 8.3. Within fourteen (14) days, each party involved in the dispute shall meet at a mutually agreed location in Santa Clara County, California, for the purpose of determining whether they can resolve the dispute themselves by written agreement, and, if not, whether they can agree upon a third-party arbitrator to whom to submit the matter in dispute for final and binding arbitration.

                           (ii) If such parties fail to resolve the dispute by
written agreement or agree on the Arbitrator within said 14-day period, any such party may make written application to Judicial Arbitration and Mediation Services ("JAMS"), San Francisco, California for the appointment of a single arbitrator (the "Arbitrator") to resolve the dispute by arbitration. At the request of JAMS the parties involved in the dispute shall meet with JAMS at its offices within ten (10) calendar days of such request to discuss the dispute and the qualifications and experience which each party respectively believes the

Arbitrator should have; provided, however, that the selection of the Arbitrator shall be the exclusive decision of JAMS and shall be made within thirty (30) days of the written application to JAMS.

                           (iii) Within thirty (30) days of the selection of the
Arbitrator, the parties involved in the dispute shall meet in Santa Clara County, California with such Arbitrator at a place and time designated by such Arbitrator after consultation with such parties, and present their respective positions on the dispute. The decision of the Arbitrator shall be made in writing no more than thirty (30) days following the end of the proceeding. Such an award shall be a final and binding determination of the dispute and shall be fully enforceable as an arbitration decision in any court having jurisdiction and venue over such parties. The prevailing party (as determined by the Arbitrator) shall in addition be awarded by the Arbitrator such party's own attorneys' fees and expenses in connection with such proceeding. The non-prevailing party (as determined by the Arbitrator) shall pay the Arbitrator's fees and expenses.


                                   ARTICLE 9
                                   ---------

                                   TERMINATION

         9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, notwithstanding approval thereof by the shareholders:

                  (a) by mutual written consent of Acquiror and the Company;

                  (b) by either Acquiror or the Company if the Merger shall not have been consummated by June 30, 2006 (the "Termination Date"), provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement);

                  (c) by either Acquiror or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

                  (d) by Acquiror or the Company, upon a breach of any representation, warranty, covenant or agreement on the part of the Company or Acquiror, respectively, set forth in this Agreement such that the conditions to close would not be satisfied, provided, that if such breach is curable through the exercise of commercially reasonable efforts, then the other party may not terminate pursuant to this Section 9.1(d) in respect of such breach if such breach is curable and shall have been cured within thirty (30) days following notice by the other party of such breach, provided the breaching party continues to use commercially reasonable efforts to cure such breach during the thirty
(30) day period (it being understood that (i) the other party may not terminate this Agreement pursuant to this Section 9.1(d) after notice of such breach if such breach shall have been cured within 30 days or the party seeking to terminate shall then be in material breach of this Agreement and (ii) no cure period shall be required for a breach which by its nature cannot be cured).


                                   ARTICLE 10
                                   ----------

                            MISCELLANEOUS PROVISIONS

         10.1 Survival of Representations and Covenants. All representations, warranties, covenants and agreements of the Company contained in this Agreement shall survive the Closing and any investigation at any time made by or on behalf of Acquiror. All representations, warranties, covenants and agreements of Acquiror contained in this Agreement shall survive until the Effective Time of the Merger, except for covenants and agreements which by their terms must be performed after the Effective Time of the Merger.

         10.2 Transfer Taxes. Each Company Shareholder shall be individually responsible for his, her or its respective sales, use and transfer taxes, including but not limited to any value added, stock transfer, gross receipts, stamp duty and real, personal or intangible property transfer taxes, due by reason of the consummation of the Transactions, including but not limited to any interest or penalties in respect thereof.

         10.3 Transaction Expenses. Each of the parties hereto shall be responsible for the payment of all legal fees and other fees and expenses incurred by them or on their behalf with respect to the Transactions contemplated herein and in the other Transaction Documents; provided, however, that (i) Acquiror shall bear the cost of performing the independent audit of the Company's financial statements and (ii) to the extent all other fees and expenses of the Company incurred by or on its behalf with respect to the Transactions contemplated herein and in the other Transaction Documents exceed $5,000, such excess fees and expenses shall be borne by the Principal Shareholders.

         10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         if to the Company:

                  Internet Pioneering, Inc.
                  c/o Pat Hammons
                  2824 North Power Road, #113-278
                  Mesa, AZ  85215
                  Attention:  Pat Hammons
                  Telefax:  480-664-1209

         with a copy to:

                  Michael K. Hair, Esq.
                  7407 E. Ironwood Court
                  Scottsdale, AZ  85258
                  Attention:  Michael Hair
                  Telefax:  480-443-1908


         if to Acquiror or Merger Sub:

                 Global Media Group Holdings, Inc.
                 649 San Ramon Valley Blvd
                 Danville, CA 94526
                 Attention: Greg Fish, Chief
                    Financial Officer
                  Telefax:  (925) 743-8802

         with a copy to:

                  Carr & Ferrell LLP
                  2200 Geng Road
                  Palo Alto, California, 94303
                  Attention: R. Michael Momboisse, Esq.
                  Telefax: (650) 812-3421

         10.5 Time of the Essence. Time is of the essence in the performance of each of the terms hereof with respect to the obligations and rights of each party hereto.

         10.6 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

         10.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

         10.8 Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of California (as permitted by Section 1646.5 of the California Civil Code (or any similar successor provision)) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties. Each of the parties hereto irrevocably consents to the jurisdiction of any court located in Santa Clara County within the State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process. THE PARTIES HERETO IRREVOCABLY WAIVE THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         10.9     Waiver.
                  ------

                  (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise or waiver of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

                  (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         10.10 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Acquiror, Merger Sub, and the Company. No amendment to this Agreement which materially adversely affects the rights of or imposes additional obligations upon the Company Shareholders shall be made without the consent of a majority in interest of the Company Stock.

         10.11 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

         10.12 Parties in Interest. None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

         10.13 Entire Agreement. The Transaction Documents (including Schedules and Exhibits thereto) set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof, including the Letter of Intent.

         10.14    Construction.
                  ------------

                  (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

                  (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                  (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                  (d) Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

                            [Signature page follows]

         IN WITNESS WHEREOF, each of Acquiror, Merger Sub, and the Company has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.
                                    COMPANY:

                                    INTERNET PIONEERING, INC.

                                    By:      /s/ Patrick Hammons
                                    Name:    Patrick Hammons
                                    Title:   Vice President & Chief Financial
                                             Officer

                                    MERGER SUB:

                                    IPI ACQUISITION SUB, INC.

                                    By:      /s/ Andy Orgel

                                    Name:    Andy Orgel
                                    Title:   Vice President

                                    ACQUIROR:

                                    GLOBAL MEDIA GROUP HOLDINGS, INC.

                                    By:      /s/ Andy Orgel
                                    Name:    Andy Orgel
                                    Title:   Chairman and CEO


                                    PRINCIPAL SHAREHOLDERS:
                                    ----------------------


                                             /s/ Michael Weinberger
                                             Michael Weinberger



                                    Hammons Family Trust

                                    By:      /s/ Patrick Hammons
                                             Patrick Hammons, Trustee